UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2020

DYCOM INDUSTRIES, INC.

(Exact name of Registrant as specified in its charter)

Florida	001-10613	59-1277135
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

11780 U.S. Highway One, Suite 600,
Palm Beach Gardens, Florida 33408
(Address of principal executive offices) (Zip Code)

(561) 627-7171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.33 1/3 per share	DY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Dycom Industries, Inc. (“Dycom” or the “Company”) today announced that it has made arrangements with certain holders of its outstanding 0.75% Convertible Senior Notes due 2021 (the “Convertible Notes”), in separate, privately-negotiated transactions, to repurchase approximately to $157 million principal amount of the outstanding Convertible Notes. Dycom intends to use approximately $138 million of available cash to finance these anticipated repurchases of the Convertible Notes.  If Dycom is unable to enter into definitive repurchase arrangements with each of the identified holders of its Convertible Notes, Dycom may repurchase less than the expected $157 million principal amount of Convertible Notes. These anticipated repurchases of the Convertible Notes, along with the related transactions described below, may affect the market price of Dycom’s common stock (the “Common Stock”).

In connection with the issuance of the Convertible Notes in 2015, Dycom entered into separate hedge transactions (the “Convertible Note Hedge Transactions”) and warrant transactions (the “Warrant Transactions” and, together with the Convertible Note Hedge Transactions, the “Option Transactions”) with certain financial institutions (the “Option Counterparties”). In order to reflect the reduced principal amount of Convertible Notes that will be outstanding as a result of these anticipated repurchases, Dycom expects to enter into agreements with the Option Counterparties to terminate a portion of the Option Transactions. In connection with these transactions, the Company may receive payments from or make payments to the Option Counterparties in amounts that depend on the market price of the Common Stock during the related valuation period.

The holders of the Convertible Notes may purchase shares of Common Stock in secondary market transactions and/or enter into or unwind derivative transactions with respect to shares of Common Stock with a similar economic effect in connection with these anticipated repurchases of the Convertible Notes. The Option Counterparties and/or their respective affiliates may sell shares of Common Stock in secondary market transactions and/or enter into or unwind derivative transactions with respect to shares of Common Stock with a similar economic effect in connection with the termination of the Option Transactions. Any such purchase activity could increase (or reduce the size of any decrease in) the market price of Common Stock at that time, and any such sale activity could decrease (or reduce the size of any increase in) the market price of the Common Stock at that time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 24, 2020

DYCOM INDUSTRIES, INC. (Registrant)

By:	/s/ Ryan F. Urness
Name:	Ryan F. Urness
Title:	Vice President, General Counsel and Corporate Secretary